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                                                                    Exhibit 99.2

                       [LOGO OF MAIN STREET BANCORP INC.]

December 20, 2001               Contact:   Brian M. Hartline, CEO or
FOR IMMEDIATE RELEASE                      Robert A. Kuehl, CFO
                                           610-685-1400


   Main Street Bancorp, Inc. Announces Projected Fourth Quarter Earnings

     READING, Pa. - Main Street Bancorp, Inc., (NASDAQ: MBNK) announced today operating income, which excludes realized securities gains/losses, special charges and other one-time charges, net of taxes, is projected to be $0.30-0.32 per share for the fourth quarter of 2001. Based upon this projection and the actual results for the first nine months of this year, the Company projects full year operating earnings to amount to $1.01-1.03 per share for the full year 2001. This exceeds the original projection for operating earnings of $0.92-0.97 that was announced in January 2001. Strong fee income coupled with the implementation of cost-saving initiatives in the second half of the year resulted in the improved performance in operating earnings per share.

     Additionally, the special meeting of shareholders to approve the plan of merger with Sovereign Bancorp, Inc., a $35 billion financial institution headquartered in Philadelphia, Pa., that was announced in July 2001 is scheduled for December 20, 2001 (10:00 a.m. Thursday) at the Lincoln Plaza in Reading, Pennsylvania. Shareholders of record at the close of business on November 1, 2001, will be entitled to vote on the merger. The merger is also subject to regulatory approval and is expected to close in the first quarter of 2002.

     Main Street Bancorp, Inc., a bank holding company headquartered in Reading, Pa., serves businesses and consumers through 39 full-service community offices under
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the bank names of Main Street Bank, Berks County Bank and Heritage Bank
throughout Berks, Chester, Dauphin, Lehigh, Montgomery, and Schuylkill counties in Pennsylvania. The company's common stock is traded on The NASDAQ Stock MarketSM under the symbol "MBNK." For more information visit www.msbnk.com.
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In addition to historical information, this information may contain "forward-
looking statements" which are made in good faith by Main Street Bancorp, Inc. ("Main Street"), pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Main Street's strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business of Main Street and, therefore, involve risks and uncertainties that are subject to change based on various important factors, some of which, in whole or in part, are beyond Main Street's control. Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Main Street's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Main Street cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statements takes into account the impact that any future acquisition may have on Main Street and any such forward-looking statement. Main Street does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of Main Street.

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